Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-56444, No. 333-98867, and No. 333-137087), and on Form S-3 (No. 333-86914) of AFC Enterprises, Inc. of our report dated March 7, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Atlanta, Georgia

March 7, 2012